Exhibit 10.1

OPNET TECHNOLOGIES, INC.

FY 2011 EXECUTIVE INCENTIVE BONUS PROGRAM

Overview

The 2011 Executive Incentive Bonus Program (the “Program”) of OPNET Technologies, Inc. (the “Company”) is designed to motivate, retain and reward eligible Company executives to achieve a combination of corporate goals during the Company’s fiscal year ending March 31, 2011 (“fiscal 2011” or the “Performance Period”). The Program is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, and any decisions or interpretations made in good faith by the Committee shall be final, conclusive and binding on all Participants and interested parties.

Eligible Participants

The Committee has designated the following officers as the participants (each, a “Participant”), with each eligible to earn a bonus under the Program, subject to continued employment through the applicable Payment Date (as defined below), based on his applicable “Participation Percentage:

Title	Participation Percentage
Chief Executive Officer	45%
President	45%
Chief Financial Officer	10%

Corporate Objectives

Each Participant is eligible to earn a cash bonus (the “Cash Bonus”) based on the achievement by the Company of Committee-designated threshold levels of the following Company-wide objectives (the “Corporate Objectives”) during each of the first half of fiscal 2011 and for the full-year fiscal 2011:

•	Total revenue, meaning GAAP revenue as reported for the relevant period in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

•

Adjusted Operating Income, meaning GAAP operating income as reported for the relevant period in the Company’s filings with the SEC, adjusted to exclude any expenses attributable to any payments due or potentially due under this Program.

Calculation of Bonus

The Cash Bonus is composed of a First Half Bonus opportunity and a Year End Bonus opportunity.

First Half Bonus: If the Company achieves the threshold levels of both Corporate Objectives established by the Committee for the first six months of the Performance Period (the “First Half Objectives”), each Participant will earn, subject to continued employment through the applicable Payment Date, a “First Half Bonus” calculated as follows:

First Half Bonus Pool = 10% x (actual Adjusted Operating Income for the first six months of fiscal 2011 – threshold

Adjusted Operating Income for the same period)

First Half Bonus = Participation Percentage x First Half Bonus Pool

If the Company does not achieve the threshold levels of both First Half Objectives, no First Half Bonus will be earned; however, each Participant will remain eligible to earn the full amount of the Year End Bonus based on cumulative performance for the full fiscal year against the full-year threshold levels of the Corporate Objectives.

Year End Payment: If the Company achieves the threshold levels of both Corporate Objectives established by the Committee for the full Performance Period (that is, the full-year fiscal 2011) (the “Full Year Objectives”), each Participant will earn, subject to continued employment through the applicable Payment Date, a “Year End Bonus” calculated as follows:

Annual Bonus Pool = 20% x (actual Adjusted Operating Income for fiscal 2011 – threshold Adjusted Operating Income for fiscal 2011)

Year End Bonus = (Participation Percentage x Annual Bonus Pool) – First Half Bonus

If the Company does not achieve the threshold levels of both Full Year Objectives, no Year End Bonus will be earned. If the threshold levels of both Full Year Objectives for the full Performance Period are met, but the Annual Bonus Pool is less than or equal to the First Half Bonus Pool, no Year End Bonus will be earned, but the Participant will not forfeit or otherwise be required to repay any amount of the First Half Bonus.

Timing of Cash Payments Under the Program

First Half Bonus: Payment of any earned First Half Bonus is expected to occur on the first regularly scheduled payroll pay date following the date that the Company files its Form 10-Q for the second quarter of fiscal 2011 with the SEC.

Year End Bonus: Payment of any earned Year End Bonus is expected to occur on the first regularly scheduled payroll pay date following the date that the Company files its Form 10-K for fiscal 2011 with the SEC.

Each of these payment dates is referred to as a “Payment Date”. In no event will a Payment Date occur after March 15 of the calendar year following the calendar year in which the amount of the Cash Bonus became earned and vested, as the Program is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be interpreted and administered in compliance therewith to the greatest extent possible. Cash Bonus amounts earned but not yet paid will not accrue interest.

Withholding

The Company will withhold from any payments under the Program and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable laws in respect of a Cash Bonus.

Miscellaneous Provisions

Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Program shall be construed to be a guarantee that any Participant will receive all or part of a Cash Bonus. Neither the Program nor the allocation of a Participation Percentage hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders or the right to receive dividends. Rights to earn Cash Bonuses do not constitute “securities” of the Company. A Participant’s sole right under the Program will be as a general unsecured creditor of the Company. This Program supersedes and replaces all prior cash incentive and bonus plans of the Company for the Participants and sets forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof. The Committee may amend or terminate this Program at any time, with or without notice, provided that no such amendment or termination may materially adversely affect a Participant without his written consent. The Program shall be interpreted in accordance with Delaware law without reference to conflicts of law principles.